Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement on Form S-4 to be filed on October 14, 2014 of WCI Communities, Inc. of our report dated April 18, 2013 (July 18, 2013 and July 22, 2013 as to the information included in the fifth and second paragraphs of Note 16, respectively), relating to our audit of the consolidated financial statements which appears in the Annual Report on Form 10-K of WCI Communities, Inc. for the year ended December 31, 2013.

We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ McGladrey LLP

West Palm Beach, Florida
October 13, 2014